FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-184376-05
July 1, 2013

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (File No. 333-184376) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the depositor, Deutsche Bank Securities Inc., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-503-4611 or by emailing prospectus.cpdg@db.com.

This free writing prospectus does not contain all information that is required to be included in the prospectus and the prospectus supplement.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, the email communication to which these materials are attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

$805,614,000 (Approximate)
COMM 2013-CCRE9 Mortgage Trust
as Issuing Entity
Deutsche Mortgage & Asset Receiving Corporation
as Depositor
Cantor Commercial Real Estate Lending, L.P.
German American Capital Corporation
UBS Real Estate Securities Inc.
KeyBank National Association
as Sponsors and Mortgage Loan Sellers

COMM 2013-CCRE9 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

This free writing prospectus relates to Deutsche Mortgage & Asset Receiving Corporation’s offering of Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class X-A of its COMM 2013-CCRE9 Commercial Mortgage Pass-Through Certificates and clarifies, updates or adds the following information as it relates to (i) the free writing prospectus, dated June 24, 2013 and filed with the Securities and Exchange Commission under accession number 0001539497-13-000550 (the “Free Writing Prospectus”; capitalized terms not defined herein are used as defined in the Free Writing Prospectus), (ii) the free writing prospectus also designated as the “Structural and Collateral Term Sheet”, dated June 24, 2013 and filed with the Securities and Exchange Commission under accession number 0001539497-13-000548 (the “Term Sheet”) and (iii) the free writing prospectus, dated June 28, 2013 and filed with the Securities and Exchange Commission under accession number 0001539497-13- 000566 (the “Pre-Pricing Free Writing Prospectus”):

Structural Update

               1.        Class A-3 and Class A-3FL Certificates.

The initial certificate balance of the Class A-3 Certificates, which were offered pursuant to the Free Writing Prospectus, and were reduced from $635,966,000 to $75,000,000 pursuant to the Pre-Pricing Free Writing Prospectus, has been increased from $75,000,000 to $100,000,000. The initial certificate balance of Class A-3FL Certificates (which Class A-3FL Certificates were not offered by the Free Writing Prospectus or the Pre-Pricing Free Writing Prospectus and are not being offered hereby), has been reduced from $125,000,000 to $100,000,000. After giving effect to the increase of the initial certificate balance of the Class A-3 Certificates, the aggregate certificate balance of Certificates offered by the Free Writing Prospectus is now $805,614,000.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates, supersedes any conflicting information contained in the Free Writing Prospectus, the Term Sheet, the Pre-Pricing Free Writing Prospectus and any other prior similar materials relating to the Offered Certificates. The information in this free writing prospectus may be amended or supplemented. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Offered Certificates, when, as and if issued. Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Offered Certificates until the underwriters have accepted your offer to purchase Offered Certificates; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

IRS CIRCULAR 230 NOTICE

THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.